Exhibit 99.1. Full text of the press release regarding purchase order from Tellagent.
PSI Corp. (Pink Sheets: PSCP) a provider of customer facing, public access and self-service systems, today announced it has received a 10 unit order of its Cash Express™ Kiosk/ATM from Tellagent, a Credit Union Service Organization (CUSO) of Paragon Federal Credit Union. Paragon Federal Credit Union is one of the largest credit unions headquartered in New Jersey with over 62,000 members.
David Foni, chairman and CEO of PSI Corp. stated, “This purchase order is the first ever received by PSI Corp for its Cash Express™ Kiosk/ATM. It is indicative of the successful effort extended by both PSI Corp and Tellagent in developing a comprehensive solution for providing a bevy of services to credit union members on a 24 hour service level.” Mr. Foni further stated, “PSI Corp anticipates that subsequent to a soon to be initiated 90 days beta test of its initial tranche of units, PSI Corp will be in a position to receive additional orders for its Cash Express™ Kiosks/ATM.”
David Gardner, National Director of Sales for Tellagent LLC, a CUSO of Paragon Federal Credit Union, quotes Richard Rays, CEO of Paragon, “We are excited about the marketing opportunity afforded to us with the Cash Express™ Kiosk/ATM. It is an extraordinary device which will revolutionize the financial service industry. We are confident that this unit will permit our credit union, as well as over 8000 other credit unions, to have the ability to utilize the Cash Express™ Kiosk/ATM, expand both our memberships in the credit union and provide more sophisticated financial services to our existing members.”
About PSI Corp: provides interactive customer communications systems and applications that support the targeted marketing programs at point-of-purchase (POP) service and information. The company has two vertical products: full motion video digital signage and full service Cash Express™ Kiosks/ATM. Forward-looking statements made in this release are made pursuant to the “safe harbor” provision of the Private Securities Reform Act of 1995. Forward-looking statements made by PSI Corp. are not a guarantee of future performance.
For Information Contact:
David Foni CEO of PSI Corp. (201) 296-0411